THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
         UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF.


                               WARRANT TO PURCHASE

                                 COMMON STOCK OF

                                USA FINANCE, INC.


Void after 5:00 p.m.  Eastern Standard Time on July 2, 1997.

         This is to verify that FOR VALUE RECEIVED, First Western Bank, a Florida Banking Corporation with its principal place of business at 5854 S. Flamingo Road Cooper City, Florida 33330 (hereinafter referred to as the "Holder"), is entitled to purchase, subject to the terms and conditions hereof, from USA Finance, Inc., a Delaware Corporation (the "Company"), 15,000 shares of Common Stock, $.001 par value per share, of the Company (the "Common Stock") during the period commencing at 9:00 a.m., Eastern Standard Time on September 19, 1996 (the "Commencement Date") and ending at 5:00 p.m. Eastern Standard Time on July 2, 1997 (the "Termination Date") at an exercise price of $.01 per share of Common Stock. Holder's right to exercise this Warrant may expire prior to the Termination Date as set forth in Section 1 below. The number of shares of Common Stock purchasable upon exercise of this Warrant and the exercise price per share shall be subject to adjustment from time to time upon the occurrence of certain events as set forth below.

         The shares of Common Stock or any other shares or other units of stock or other securities or property, or any combination thereof then receivable upon exercise of this Warrant, as adjusted from time to time, are sometimes referred to hereinafter as "Exercise Shares". The exercise price per share as from time to time in effect is referred to hereinafter as the "Exercise Price".

1.       Issuance of Warrant.

         In connection with the closing of that certain Revolving Receivables Purchase Agreement between the Company and SunAmerica Financial Resources, Inc., the Company and Holder entered into a Payoff Letter Agreement dated September 19, 1996 (the "Agreement") a true and complete copy of which is attached hereto and made a part hereof as Exhibit "A". Pursuant to paragraph one (1) of the Agreement, the Company has delivered the sum of $90,000 (the

"Funds") to Holder. Pursuant to paragraph one (1) of the Agreement, at any time prior to the Termination Date, Holder has the option of retaining the Funds or exercising this Warrant. In the event Holder elects to retain the Funds, this Warrant and all of Holder's rights hereunder shall immediately terminate upon Holder's election to retain the Funds and the payment by Company to Holder of an additional $10,000 as provided for in the Agreement.

2.       Exercise of Warrant; Issuance of Exercise Shares.

         (a) Exercise of Warrant. Subject to Section 1 hereof, this Warrant may be exercised in whole at any time on or after the Commencement Date and until and including the Termination Date. This Warrant may be surrendered on any business day to the Company at its principal office, presently located at the address of the Company set forth in Paragraph 8 hereof, (or such other office of the Company, if any, as shall theretofore have been designated by the Company by written notice to the Holder), together with: (i) a completed and executed Notice of Warrant Exercise in the form set forth in Appendix A hereto and made a part hereof; (ii) delivery of the Funds in lawful money of the United States of America by certified check or cashier's check, made payable to the order of the Company; and (iii) payment of the full Exercise Price for the amount of Exercise Shares set forth in the Notice of Warrant Exercise, in lawful money of the United States of America by certified check or cashier's check, made payable to the order of the Company.

         No adjustments shall be made for any cash dividends on Exercise Shares issuable upon exercise of the Warrant. The Company shall cancel Warrant Certificates surrendered upon exercise of Warrants.

         (b) Issuance of Exercise Shares; Delivery of Warrant Certificate. The Company shall, within ten (10) business days or as soon thereafter as is practicable of the exercise of this Warrant, issue in the name of and cause to be delivered to the Holder one or more certificates representing the Exercise Shares to which the Holder shall be entitled upon such exercise under the terms hereof. Such certificate or certificates shall be deemed to have been issued and the Holder shall be deemed to have become the record holder of the Exercise Shares as of the date of the due exercise of this Warrant.

         (c) Exercise Shares Fully Paid and Non-assessable. The Company agrees and covenants that all Exercise Shares issuable upon the due exercise of the Warrant represented by this Warrant Certificate will, upon issuance in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable and free and clear of all taxes (other than taxes which, pursuant to Paragraph 2 hereof, the Company shall not be obligated to pay) or liens, charges, and security interests created by the Company with respect to the issuance thereof.

         (d) Reservation of Exercise Shares. At the time of or before taking any action which would cause an adjustment pursuant to Paragraph 6 hereof increasing the number of shares of capital stock constituting the Exercise Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company have remaining, after such adjustment, a number of shares of such capital stock unissued and unreserved for other purposes sufficient to permit the exercise of all the then outstanding Warrants of like tenor immediately after such adjustment; the Company will also from time to time take action to increase the authorized amount of its capital stock constituting the Exercise Shares if at any time the number of shares of capital stock authorized but remaining unissued and unreserved for other purposes shall be insufficient to permit the exercise of the Warrants then outstanding. The Company may but shall not be required to reserve and keep available, out of the aggregate of its authorized but unissued shares of capital stock, for the purpose of enabling it to satisfy any obligation to issue Exercise Shares upon exercise of Warrants, through the Termination Date, the number of Exercise Shares deliverable upon the full exercise of this Warrant and all other Warrants of like tenor then outstanding.

         At the time of or before taking any action which would cause an adjustment pursuant to Paragraph 6 hereof, reducing the Exercise price below the then par value (if any) of the Exercise Shares issuable upon exercise of the Warrants, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order to assure that the par value per share of the Exercise Shares is at all times equal to or less than the Exercise Price per share and so that the Company may validly and legally issue fully paid and non-assessable Exercise Shares at the Exercise Price, as so adjusted; the Company will also from time to time take such action if at any time the Exercise Price is below the then par value of the Exercise Shares.

         (e) Fractional Shares. The Company shall not be required to issue fractional shares of capital stock upon the exercise of this Warrant or to deliver Warrant Certificates which evidence fractional shares of capital stock. In the event that any fraction of an Exercise Share would, except for the provisions of this subparagraph (e), be issuable upon the exercise of this Warrant, the Company shall pay to Holder exercising the Warrant an amount in cash equal to such fraction multiplied by the Current Market Value of the Exercise Share. For purposes of this subparagraph (e), the Current Market Value shall be determined as follows:

             (i) if the Exercise Shares are traded in the over-the-counter market and not on any national securities exchange and not in the NASDAQ Reporting System, the average of the mean between the last bid and asked prices per share, as reported by the National Quotation Bureau, Inc., or an equivalent generally accepted reporting service, for the last business day prior to the date on which this Warrant is exercised, or if not so reported, the average of the closing bid and asked prices for an Exercise Share as furnished to the Company by any member of the National Association of Securities Dealers, Inc., selected by the Company for that purpose;

             (ii) if the Exercise Shares are listed or traded on a national securities exchange or in the NASDAQ National Market System, the closing price on the principal national securities exchange on which they are so listed or traded or in the NASDAQ National Market System, as the case may be, on the last business day prior to the date of the exercise of this Warrant. The closing price referred to in this clause (ii) shall be the last reported sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the national securities exchange on which the Exercise Shares are then listed or in the NASDAQ Reporting System; or

             (iii) if no such closing price or closing bid and asked prices are available, as determined in any reasonable manner as may be prescribed by the Board of Directors of the Company.

3. Payment of Taxes. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Exercise Shares upon the exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Exercise Shares in a name other than that of the Holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

4. Mutilated or Missing Warrant Certificates. In case any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company may in its discretion issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and in substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate or Warrant Certificates of like tenor and in the same aggregate denomination, but only (i) in the case of loss, theft or destruction, upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant Certificate and indemnity or bond, if requested, also satisfactory to them and
(ii) in the case of mutilation, upon surrender of the mutilated Warrant. Applicants for such substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or its counsel may prescribe.

5. Rights of Holder. The Holder shall not, by virtue of anything contained in this Warrant Certificate or otherwise, be entitled to any right whatsoever, either in law or equity, of a stockholder of the Company, including without limitation, the right to receive dividends or to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

6. Adjustment of Exercise Shares and Exercise Price. The Exercise price and the number and kind of Exercise Shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of the events described in this Paragraph 6. The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows: in the case the Company shall
(i) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (ii) subdivide or classify its outstanding Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionally adjusted so that the Holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised by such Holder immediately prior to such date, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. For example, if the

Company declares a 2 for 1 stock dividend or stock split and the Exercise Price immediately prior to such event was $5.00 per share, the adjusted Exercise Price immediately after such event would be $2.50 per share. Such adjustment shall be made successively whenever any event listed above shall occur. In the event that the Exercise Price payable upon exercise of each Warrant is so adjusted, the number of Exercise Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Exercise Shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

7. Restrictions on Transferability; Restrictive Legend. This Warrant is not transferable. The Exercise Shares are not transferable except in accordance with the provisions of this paragraph.

         (a) Restrictions on Transfer; Indemnification. This Warrant is not transferable. The Exercise Shares may not be offered for sale or sold, or otherwise transferred or sold in any transaction which would constitute a sale thereof within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), unless (i) such security has been registered for sale under the 1933 Act and registered or qualified under applicable state securities laws relating to the offer and sale of securities, or (ii) the exemptions from the registration requirements of the 1933 Act and the registration or qualification requirements of all such state securities laws are available and the Company shall have received an opinion of counsel satisfactory to the Company that the proposed sale or other disposition of such securities may be effected without registration under the 1933 Act and would not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and such opinion to be satisfactory to the Company.

         The Holder agrees to indemnify and hold harmless the Company against any loss, damage, claim or liability arising from the disposition of this Warrant or any Exercise Share held by such Holder or any interest therein in violation of the provisions of this Paragraph 7.

         (b) Restrictive Legends. Unless and until otherwise permitted by this Paragraph 7, this Warrant Certificate, each Warrant Certificate issued to the Holder, and each Certificate representing Exercise Shares issued upon exercise of this Warrant or to any transferee of the person to whom the Exercise Shares were issued, shall bear a legend setting forth the requirements of paragraph (a) of this Paragraph 7, together with such other legend or legends as may otherwise be deemed necessary or appropriate by counsel to the Company.

8. Notices. All notices or other communications under this Warrant Certificate shall be in writing and shall be deemed to have been given if delivered by hand or mailed by certified mail, postage prepaid, return receipt request, addressed as follows:

                  If to the Company:

                  USA Finance, Inc.
                  1111 Park Centre Road
                  Miami, FL  33169
                  Attention:  Chief Executive Officer

                  With a Copy:

                  Stephen M. Cohen, Esquire
                  Buchanan Ingersoll Professional Corporation
                  Two Logan Square - 12th Floor
                  18th and Arch Streets
                  Philadelphia, PA  19103-6933

                  if to the Holder:

                  First Western Bank
                  5854 S. Flamingo Road
                  Cooper City, Florida 33330
                  Attn:  Joanne Gaines

                  with copy to:

                  Neal R. Kalis, Esq.
                  Neal R. Kalis & Associates
                  7320 Griffin Road, Suite 109
                  Davie, Florida  33314



         Either of the Company or the Holder may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this Paragraph 8.

         Such notices and other communications shall for all purposes of this Warrant be treated as being effective upon being delivered personally or, if sent by mail, five (5) days after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed as set forth above, and postage prepaid.

9. Registration Rights. The Holder shall be entitled to incidental ("piggyback") registration rights permitting the inclusion of the Exercise Shares in any registration statement filed by the Company with the Securities and Exchange Commission for the purpose of registering the resale of any of its securities under the 1933 Act (other than pursuant to a registration statement on Form S-8, S-4 or similar or successor form). The Company shall have no obligation (i) to assist or cooperate in the offering or disposition of such Exercise Shares; (ii) to indemnify or hold harmless the holder of such Exercise Shares being registered or any underwriter designated by such holder; (iii) to obtain a commitment from an underwriter relative to the sale of such Exercise Shares; or (iv) to include such Exercise Shares in an underwritten offering of the Company.

10. Supplements and Amendments. The Company may from time to time supplement or amend this Warrant Certificate without the approval of the Holder in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision, or to make any other provisions in regard to matters or questions herein arising hereunder which the Company may deem necessary or desirable and which shall not materially adversely affect the interests of the Holder.

11. Successors and Assigns. This Warrant shall inure to the benefit of and be binding on the respective successors, assigns and legal representatives of the Holder and the Company.

12. Severability. If for any reason any provision, paragraph or terms of this Warrant Certificate is held to be invalid or unenforceable, all other valid provisions herein shall remain in full force and effect and all terms, provisions and paragraphs of this Warrant shall be deemed to be severable.

13. Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of said State.

14. Headings. Paragraph and subparagraph headings, used herein are included herein for convenience of reference only shall not affect the construction of this Warrant Certificate nor constitute a part of this Warrant Certificate for any other purpose.

IN WITNESS WHEREOF, the Company has caused these presents to be duly executed the day and year defined herein as the "Commencement Date."

                                            USA FINANCE, INC.

                                            By: /s/ Stephen E. Michaelson
                                                -------------------------------
                                                (Authorized Executive Officer)

ACCEPTED AND AGREED AS OF
THE COMMENCEMENT DATE

FIRST  WESTERN BANK


By: /s/
    ------------------------------
    (Authorized Executive Officer)

                                   APPENDIX A

                           NOTICE OF WARRANT EXERCISE

         Pursuant to a Warrant by and between the First Western Bank and USA Finance, Inc., a Delaware corporation (the "Company"), dated as of September 19, 1996 (the "Warrant") and subject to the vesting periods set forth therein, the undersigned hereby irrevocably elects to exercise its warrant to the extent of purchasing ______________ shares of Common Stock (the "Exercise Shares"), of the Company as provided in the Warrant.

         The undersigned hereby represents and agrees that the Exercise Shares purchased pursuant hereto are being purchased for investment and not with a view to the distribution or resale thereof, and that the undersigned understands that said Exercise Shares have not been registered under the Securities Act of 1933, as amended.

         Payment of the full Purchase Price of the Exercise Shares is enclosed herewith, in the form of a check made payable to the Company. Also enclosed herewith is a certified check in the amount of $________ as required by paragraph one (1) of the Payout Letter Agreement dated September 19, 1996 by and between Holder and the Company and the Warrant.

         The undersigned requests that a certificate for the Exercise Shares be issued in the name of:

                               First Western Bank
                              5854 S. Flamingo Road
                           Cooper City, Florida 33330

                Employer Identification Number___________________


Dated:___________________                   FIRST WESTERN BANK


                                            By:
                                                -------------------------------
                                                Authorized Executive Officer